ML MEDIA PARTNERS, L.P.
                         150 E. 52ND STREET, 21ST FLOOR
                               NEW YORK, NY 10022
                                  212-980-7110

CONTACT:                                                   FOR IMMEDIATE RELEASE
Elizabeth McNey Yates                                          November XX, 2005

                       ML MEDIA PARTNERS COMPLETES SALE OF
                          PUERTO RICO CABLE OPERATIONS

         ML Media Partners, L.P. announced today that it has closed the sale of Century/ML Cable Venture, a joint venture between ML Media Partners, L.P. and Adelphia Communications Corporation, to San Juan Cable LLC, a newly-formed Puerto Rico limited liability company owned by MidOcean Partners, L.P., Crestview Partners and other investors.

         The joint venture consists of a cable system serving approximately 138,000 customers in the San Juan, Puerto Rico area. This system represents the last operating asset of ML Media Partners in its portfolio that included cable television systems, radio stations and network-affiliated television stations.

         Elizabeth McNey Yates, Executive Vice President of Media Management Partners, the General Partner of ML Media Partners, stated "We are pleased to complete this transaction which is a critical step to the eventual liquidation of our partnership. Further, we are confident that MidOcean Partners and Crestview Partners will continue to operate the systems in the collective best interests of its customers and employees and we wish them well in this endeavor."

         ML Media Partners is a public limited partnership created in 1986 to invest in a variety of media and communications assets.

         Greg Ainsworth of Daniels & Associates, L.P., the Denver-based cable, telecommunications media & technology mergers & acquisitions specialist, represented ML Media Partners in the transaction.

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